Exhibit 99.1

PRESS RELEASE
CONTACT: Liz Shows
Odyssey Marine Exploration
(813) 876-1776 ext 2335
lshows@shipwreck.net

Odyssey Files Objections to Report and Recommendation

in “Black Swan” Admiralty Case

Tampa, FL — July 22, 2009 – Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) has filed its objections to the June 3, 2009 Report and Recommendation in the “Black Swan” Admiralty case (case number 08:07-cv-614).

Odyssey’s Objections include arguments that:

1)	The applied legal standard of review is incorrect.

2)	There is no coherent vessel located at the “Black Swan” site.

3)	There is clear and convincing evidence of the commercial nature of the Mercedes’ mission at the time of her demise which Odyssey believes legally nullifies the claim to sovereign immunity of that vessel.

4)	A distinction between cargo and vessel is allowed and even required by settled admiralty law.

5)	The majority of the coins aboard the Mercedes were merchant-owned, commercial cargo being shipped as freight for a fee and were never owned by Spain.

“We know that admiralty law is complex, and the facts of this case are unique. I believe that the recommendation missed some key issues, and we have underscored those in our objection. We are confident that the facts and applicable law are in our favor,” said Melinda MacConnel, Vice President and General Counsel for Odyssey Marine Exploration.

Odyssey’s complete “Objections to the June 3, 2009 Report and Recommendation” is available at www.shipwreck.net/blackswanlegal.php. Objections have also been separately filed by many descendants of the merchants who owned the private cargo on the Mercedes, arguing that the cargo never belonged to Spain, and that Odyssey was within its rights to recover coins on behalf of the true owners.

About the “Black Swan”

In May 2007, Odyssey announced the discovery of the “Black Swan,” a Colonial-period site located in the Atlantic Ocean which yielded over 500,000 silver coins weighing more than 17 tons, hundreds of gold coins, worked gold, and other artifacts. Odyssey completed an extensive pre-disturbance survey of the “Black Swan” site, which included recording over 14,000 digital still images which were used to create a photomosaic of the site.

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www.shipwreck.net

The coins and artifacts were brought into the United States with a valid export license, and imported legally pursuant to US Law. Odyssey brought the artifacts under the jurisdiction of the US Federal Court by filing an Admiralty arrest action. This procedure allows any legitimate claimants with an interest in the property to make a claim. For more information on the “Black Swan”, visit www.shipwreck.net/blackswan.php.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-ocean shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. The Company also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, and educational programs.

Odyssey’s operations are the subject of a Discovery Channel television series titled “Treasure Quest,” which is produced by JWM Productions. The 12-episode first season aired in the US and the UK in early 2009 and is scheduled to air worldwide throughout 2009. Production on a second season is underway.

Following previous successful engagements in New Orleans, Tampa, Detroit, and Oklahoma City, Odyssey’s SHIPWRECK! Pirates & Treasure is currently on exhibit at Discovery Place in Charlotte, NC . Additional information is available at www.discoveryplace.org.

For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission.

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